Exhibit 99.1

      FOR IMMEDIATE RELEASE

SulphCo Receives NYSE Amex Notice of Delisting for Non-Compliance

Houston, TX. June 7, 2011 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF) announced today, that on June 7, 2011, the Company was notified by the NYSE Amex LLC (the “Exchange”) of the intent of the Exchange to strike the common stock of SulphCo from the Exchange by filing a delisting application with the Securities and Exchange Commission (the “SEC”) pursuant to Section 1009(d) of the NYSE Amex LLC Company Guide (the “Company Guide”).

Specifically, the written notice from the Exchange stated that the Company was not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2 million and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.

The Company does not intend to appeal the Exchange’s determination to delist the Company’s common stock.  As such, on June 14, 2011, the Exchange’s determination will become final.  The Exchange will then suspend trading in the Company’s common stock and submit an application to the SEC to strike the Company’s common stock from listing and registration on the Exchange.

After the Company’s common stock is delisted, the Company cannot predict whether any trading market, including any over-the-counter trading market, for the Company’s common stock will develop or be sustained.

About  SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

Stanley W. Farmer President and Chief Financial Officer 713-896-9100